EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-150502, 333-148999, 333-139780, 333-137592, 333-134297, 333-125628, 333-114676, 333-103877, 333-97851, 333-88324, 333-74532, 333-53892, 333-42948, 333-38770, 333-11033, 333-03065, 333-03067, 33-58027, 33-67858, 33-30939, 33-44211, 33-81984, 33-40849, 33-39169, 333-37063, 333-20447, 333-56103, and 333-65291; and Form S-3 Nos. 333-16309, 333-77020 and 333-159879) of Phoenix Technologies Ltd. of our reports dated November 19, 2009, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd., and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd., included in this Annual Report (Form 10-K) for year ended September 30, 2009.
/s/ Ernst & Young LLP
Palo Alto, California
November 19, 2009